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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 8, 1996, with respect to the 1995 and 1994 consolidated financial statements of Computer Identics Corporation included in the Proxy Statement of Computer Identics Corporation that is made a part of this Registration Statement (Form S-4 No. 333-08663, Amendment No. 1) and Prospectus of Robotic Vision Systems, Inc.


Our audits also included the financial statement schedule-Valuation and Qualifying Accounts, for the years ended December 31, 1995 and 1994 of Computer Identics Corporation. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




                                              /s/ Ernst & Young LLP


Boston, Massachusetts

July 29, 1996